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                                                              EXHIBIT 99.8.A.1

United Investors Life Insurance Company
2001 Third Avenue South
Birmingham, Alabama 35233


VARIABLE ACCOUNTS

Distribution Contract


TMK/United Funds, Inc. (hereinafter TMK) is a Maryland corporation registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the Act) as a management class, open-end, diversified investment company. It offers its shares exclusively to insurance companies as the investment vehicles for variable life and variable annuity policies. TMK has authorized eleven classes of shares each of which is a separate fund (Portfolio) being:
Money Market Portfolio, Bond Portfolio, High Income Portfolio, Growth Portfolio, Income Portfolio, International Portfolio, Small Cap Portfolio, Balanced Portfolio, Limited-Term Bond Portfolio, Asset Strategy Portfolio, and Science and Technology Portfolio.

You have advised TMK that you are sponsoring two variable accounts, United Investors Life Variable Account and United Investors Annuity Variable Account, each of which is an investment company organized and registered with the Securities an Exchange Commission as a unit investment trust under the Act (hereinafter collectively, the Trust). You advised that you wish to arrange for the acquisition of TMK's shares as the exclusive funding medium for each of the Trusts. TMK agrees to make the shares of its eleven Portfolios available to you for said purposes subject to the following terms and conditions:

     1. TMK will sell its shares directly to you and on request redeem its shares at the time and prices specified in its then current prospectus and Statement of Additional Information (SAI) for the purposes of funding the investment divisions of the two Trusts as is more particularly set forth in the Trusts' then current prospectuses.

     2. (a) Payment for shares in investable funds shall be due on issuance of shares.
         (b) TMK will make payment on redemption of its shares as stated in its prospectus and SAI.

         (c) Purchases and redemptions of shares of the same Portfolio on the same day may be netted so as to result in a single purchase or single redemption for the day.
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          (d) Shares of one Portfolio may be exchanged for shares of another
Portfolio by redemption of shares of a particular Portfolio and the immediate purchase of shares of the other Portfolio. On your request, TMK will effect such exchanges by transfer of monies from one Portfolio to the other as appropriate.

          (e) All dividends and capital gains distributions shall be reinvested in additional shares.

     3. TMK will furnish you with adequate number of copies of its Annual and Semi-annual Reports to Shareholders and TMK's proxy material for shareholder meetings as you may request for furnishing to the policyowners and will reimburse you for your expenses in mailing the reports and proxy materials to the policyowners including return postage with respect to the voting of proxy cards. With TMK's prior consent, you may include additional items in the mailing of TMK's Reports to Shareholders provided any extra costs are paid by you.

     4. You shall vote the shares held by the policyholders as set forth in the Trusts' prospectuses and any SAI's.

     5. TMK will furnish you with a copy of its current prospectus and SAI and all amendments thereto. You shall print and reproduce at your expense such copies thereof as you may desire with respect to the distribution of interests in the Trusts. You may use TMK's shareholder reports in the distribution process. Copies of the reports will be furnished for such purpose as you request at your expense.

     6. The foregoing, notwithstanding, TMK shall not engage directly or indirectly in financing any activity which is primarily intended to result in the sale of its shares issued by it.

     7.  Indemnification

         A. TMK agrees with you for your benefit and each person, if any, who controls you within the meaning of Section 15 of the Securities Act of 1933 (the "Securities Act") and each and all and any of them, to indemnify and hold you harmless and any such controlling person from and against any and all losses, claims, damages or liabilities, joint or several, to which your they or any of them may become subject under the Securities Act, under any other statute, at common law or otherwise, and to reimburse you and such controlling persons, if any, for any legal or other expenses (including the cost of any investigation and preparation) reasonably incurred by you, them or any of them in connection with any litigation whether or not resulting in any liability, insofar as such losses, claims, damages, liabilities or
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from any liability which it may have to TMK or such director or officer otherwise than on account of the indemnity agreement contained in this paragraph. In case any such litigation shall be brought against TMK or any such officer or director and notice of the commencement thereof shall have been given to you, you shall be entitled to participate in (and, to the extent that it shall wish, to direct) the defense thereof at its own expense, but such defense shall be conducted by counsel of good standing and satisfactory to TMK. The indemnity agreement of TMK contained in this paragraph shall remain operative and in full force and effect regardless of any investigation made by or on behalf of TMK and shall survive any delivery of shares of TMK. You agree to notify TMK promptly of the commencement of any litigation or proceeding against you or any of your officers or directors or against any such controlling person of which you may be advised, in connection with the issue and sale of TMK.

         D. Notwithstanding any provision contained in this Agreement, no party hereto and no person or persons in control of any party hereto shall be protected against any liability to TMK or its security holders, including beneficial owners or its security to which they would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence in the performance of their duties or by reason of their reckless disregard of their obligations and duties under this Agreement.

     8. TMK will make shares available and otherwise carry out the terms of this Agreement until the Trusts are terminated; provided, however, it will have no obligation to issuance of shares other than for purposes of exchange among Portfolios and reinvestment of dividends and distribution, should the registration of the Trust securities under the Securities Act of 1933 terminate. TMK agrees to use its best efforts to keep an adequate number of shares at all times authorized, but it will not be required to issue its shares if all TMK shares be issued and outstanding. TMK will be relieved of responsibility hereunder for issuing shares by reason of any governmental rule, regulation or order or order of court of any competent jurisdiction or when for reasons beyond its control, it is unable to issue such shares.

If the foregoing is in accordance with your understanding of our Agreement, please execute your acceptance hereof on the duplicates hereto enclosed for that purpose and return one copy to TMK/United Funds, Inc., whereupon this shall become a binding Agreement between you and TMK/United Funds, Inc.
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                                        TMK/United Funds, Inc.

                                        By: /s/ Sharon K. Pappas
                                           ---------------------------
                                            Vice President

Accepted this 4th Day of April, 1997.

United Investors Life Insurance Company


By: /s/ James L. Sedgwick
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    President